Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-208602), Registration Statement on Form S-3 (File No. 333-211570) and Registration Statement on Form S-3 (File No. 333-211974) of our reports, as set forth below, with respect to the statements of revenues and certain operating expenses, which reports appear in the Current Report on Form 8-K/A filed with the Securities and Exchange Commission by National Storage Affiliates Trust on January 26, 2017.

(i) our report dated January 26, 2017 with respect to the Kayne Anderson Portfolio for the year ended December 31, 2015, and the related notes to the financial statements.

/s/ EKS&H LLLP

Denver, Colorado
January 26, 2017